INVESTMENTS®
FS INVESTMENTS
201 ROUSE BLVD.
PHILADELPHIA, PA 19112

FS GLOBAL CREDIT OPPORTUNITIES FUND-T2

E51856-MULTI

FS GLOBAL CREDIT OPPORTUNITIES FUND-T2
THIS IS NOTIFICATION OF THE QUARTERLY REPURCHASE OFFER.
IF YOU ARE NOT INTERESTED IN SELLING YOUR SHARES AT THIS TIME,
KINDLY DISREGARD THIS NOTICE.

November 19, 2018

Dear Shareholder:

No action is required of you at this time. We have sent this letter to you only to announce the quarterly repurchase offer (the ''Offer'') by FS Global Credit Opportunities Fund-T2 (the ''Company''). The purpose of this Offer is to provide liquidity to holders of the Company's common shares of beneficial interest (''Shares''), for which there is otherwise no public market, by offering to repurchase some or all of their Shares at a price equal to the net asset value per Share (''NAV per Share'') as of December 31, 2018 (the ''Purchase Price''), minus any applicable contingent deferred sales charge (as described in Section 1 of the Offer to Purchase). As an example of the Purchase Price, the NAV per Share on October 31, 2018, the most recent date on which Shares were issued pursuant to the Company's distribution reinvestment plan, was $7.7938 per Share. The Purchase Price for Shares in this Offer may be higher or lower than this amount. The Offer period will begin on or before November 27, 2018 and end at 4:00 P.M., Eastern Time, on December 27, 2018. Subject to the limitations contained in the Offer to Purchase, which is available at www.shareholder.broadridge.com/FSInvestments or by mail as noted below, all properly completed and duly executed letters of transmittal received by the Company will be processed on or about January 2, 2019.

IF YOU HAVE NO DESIRE TO SELL ANY OF YOUR SHARES PURSUANT TO THE OFFER, PLEASE DISREGARD THIS NOTICE. The Company will contact you again next quarter and each quarter thereafter to notify you if the Company intends to offer to repurchase a portion of its issued and outstanding Shares. If you would like to tender a portion or all of your Shares for repurchase at the Purchase Price, please follow the instructions below. Please see the Offer to Purchase for conditions to the Offer, including, but not limited to, the fact that the Company is only offering to repurchase up to the lesser of (i) 34,443 Shares (which number represents 5% of the weighted average number of Shares outstanding for the calendar year ended December 31, 2017), and (ii) the greater of (x) the number of Shares that the Company can repurchase with the aggregate proceeds it has received from the sale of Shares under its distribution reinvestment plan during the twelve-month period ending on the expiration of the Offer (less the amount of any such proceeds used to repurchase Shares on each previous repurchase date for tender offers conducted during such period) and (y) the number of Shares that the Company can repurchase with the proceeds it receives from the sale of Shares under its distribution reinvestment plan during the three-month period ending on the expiration of the Offer.

All requests to tender Shares must be received in good order by the Company by 4:00 P.M., Eastern Time, on December 27, 2018.

TO INITIATE A TENDER REQUEST:
Visit www.shareholder.broadridge.com/FS to enter the tender control number noted above along with the PIN (last four digits of the primary owner's social security number or tax ID) to access the document. Once the number of shares is selected, click the Continue button to electronically sign (if applicable) OR Print, Sign and Mail the Letter of Transmittal. Please see additional instructions on the other side.

If you have any questions, please call your financial advisor or call the Company at 877-628-8575.

Sincerely,
Michael C. Forman
President and Chief Executive Officer
FS Global Credit Opportunities Fund-T2

E51857-MULTI

Frequently Asked Questions

- **How do I tender my shares?**

Please visit www.shareholder.broadridge.com/FS and log in using the tender control number located on the front page of this notice and the PIN (last four digits of the primary owner's social security number or tax ID). Please follow the prompts at the top of the page to access the Tender forms.

If you need further assistance, please access the link to the Investor Tender Guide located at www.shareholder.broadridge.com/FS. This guide contains step-by-step instructions for completing forms.

- **Do I have the option to mail in my Tender forms?**

Yes, Tender forms may be submitted to one of the addresses below.

If delivering by hand or overnight courier:
FS Investments
c/o Broadridge Corporate Issuers Solutions, Inc.
51 Mercedes Way
Edgewood, NY 11717

If delivering by first class mail:
FS Investments
c/o Broadridge Corporate Issuers Solutions, Inc.
P.O. Box 1339
Edgewood, NY 11717

Please ensure all pages are visible and included when mailing forms. Please also ensure the form is signed and dated in section D.

- **What needs to be done if I do not wish to tender my shares at this time?**

If you do not wish to tender your shares at this time, no action is required; please disregard this notice.

- **When will the Offer expire?**

The Offer will expire at 4:00 P.M., Eastern Time, on December 27, 2018, unless extended.